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Zurich Life Insurance Company of New York
153 W. 51st Street, New York, New York 10019

Administrative Office:
1600 McConnor Parkway, Schaumburg, Illinois 60196-6801

Endorsement - Disability Waiver on Application of Withdrawal Charges

As used in this Endorsement, "contract" means the contract or certificate to which this Endorsement is attached. This Endorsement forms a part of the contract to which it is attached from the Issue Date of the contract or, if later, the date this Endorsement is added to the contract.

The following provision is added to the contract:

We will waive those portions of the withdrawal charges otherwise applicable to that part of a full or partial withdrawal defined below as necessary to assure that the amount paid will not be less than the Contract Value withdrawn if:

1. You become disabled as defined in this Endorsement and your Disability begins:

     a.   prior to Your 66th birthday; and

     b. on or after the second Contract Anniversary, or two years from the date this Endorsement was added to Your contract if later; and

2.   We receive Satisfactory Proof of such Disability; and

3.   Such Disability was not due to:

     a.   substance abuse, or

     b. mental or personality disorder without a demonstrable organic disease. A degenerative brain disease such as Alzheimer's Disease is considered an organic disease.

The part of a full or partial withdrawal to which this waiver applies is all Contract Value attributable to Purchase Payments made prior to the date Your Disability started.

Disability means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months.

Satisfactory Proof means reasonable information or evidence as to the existence of a fact or condition. The proof may be a statement from Your attending physician or any other proof satisfactory to Us.

Except as modified herein, all terms and conditions of the contract remain unchanged.

Signed for Zurich Life Insurance Company of New York at its home office in New York, New York.


/s/ Jeffrey A. Worf                                       /s/ Jim Harlin
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    Secretary                                                 President